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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
TSB Financial Corporation

We consent to the inclusion in this proxy statement/prospectus of SCBT Financial Corporation of our report on the 2006 and 2005 consolidated financial statements of TSB Financial Corporation and subsidiary dated March 20, 2007, except for the effects of the 10% stock dividend in 2007, discussed in Notes 1 and 10, as to which the date is October 2, 2007, and the reference to our firm under the heading "Experts" in the proxy statement/prospectus.

/s/ Dixon Hughes PLLC

Charlotte, North Carolina
October 2, 2007

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  Exhibit 23.2
Consent of Independent Registered Public Accounting Firm